Exhibit 99.1

Contact:	Nicole Junas (312) 592-5379 nicole.junas@teldta.com

U.S. CELLULAR APPOINTS STEVEN T. CAMPBELL VICE PRESIDENT AND CONTROLLER

CHICAGO - June 1, 2005 - United States Cellular Corporation (AMEX: USM) announces the appointment of Steven T. Campbell to vice president and controller, effective June 1, 2005. Campbell, 54, will report to Kenneth R. Meyers, U.S. Cellular's executive vice president finance, chief financial officer and treasurer. In his role, Campbell will lead all accounting areas including operational accounting and external reporting. He will assume the role of chief accounting officer following the filing of U.S. Cellular's second quarter 2005 Form 10-Q with the Securities and Exchange Commission.

Campbell comes to U.S. Cellular with a wide breadth and depth of accounting and finance expertise. Most recently he served as vice president, financial operations at 3Com Corporation. In this role, he was responsible for managing several financial and administrative functions including controller, treasury, tax, trade compliance, corporate purchasing and real estate/site services operations. During his seven years at 3Com, Campbell also held several additional executive-level positions in finance and business operations.

Prior to his work at 3Com, Campbell served as vice president and controller at U.S. Robotics Corporation. He also spent 15 years with Amoco Corporation where he held a number of finance management positions. A certified public accountant, Campbell began his career at PricewaterhouseCoopers LLP. Campbell holds a masters degree in management from Northwestern University and a bachelor of science in accounting from Quincy University.

As of March 31, U.S. Cellular Corporation, the nation's seventh largest wireless service carrier, provided wireless service to 5.1 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high quality network.